UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 20, 2016

THE ALKALINE WATER COMPANY INC.
Exact name of registrant as specified in its charter)

Nevada	000-55096	EIN 99-0367049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7730 E Greenway Road Ste. 203
Scottsdale, AZ 85260
 (Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (480) 656-2423

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 20, 2016, we entered into a loan facility agreement (the “Loan Agreement”) with Turnstone Capital Inc. (the “Lender”), whereby the Lender agreed to make available to our company a loan in the aggregate principal amount of $1,000,000 (the “Loan Amount”). Pursuant to the Loan Agreement, the Lender agreed to make one or more advances of the Loan Amount to our company as requested from time to time by our company in an amount to be agreed upon by our company and the Lender (each, an “Advance”), provided that the Lender has the option to provide an additional Advances of up to $500,000 for the purchase of equipment by our company.
On September 20, 2016, the Lender made the first Advance in the amount of $250,000 to our company.
The Loan Amount will mature on the date which is two years after the date of the first Advance or such earlier date as the principal amount of all Advances owing from time to time and all other amounts payable under the Loan Agreement, and at any time outstanding, (the “Principal Amount”) may become due and payable in accordance with the terms and conditions of the Loan Agreement.
We agreed to commence repayment of the Principal Amount, on a monthly basis, beginning on the date that is 12 months after the date of the first Advance with the amount to be repaid each month being equal to the Principal Amount outstanding on the date of such monthly payment divided by the number of months remaining before the Maturity Date.
The Principal Amount will bear simple interest at a rate of 10.0% per annum. Interest will be calculated daily and paid monthly for the previous 30 days commencing on the date which is 35 days after the first Advance. We may prepare all or any portion of the Principal Amount and any accrued but unpaid interest thereon not less than ten days’ prior written notice.
So long as any Principal Amount remains outstanding, if we complete any debt or equity financing of more than $250,000 (other than in connection with certain exempt issuances), then we agreed to use the proceeds of such financing to repay any Principal Amount remaining outstanding at the time of the completion of such financing.
So long as any Principal Amount remains outstanding or for so long as Advances may be made under the Loan Agreement, among other things, (i) we agreed to provide the Lender with the right of first refusal to provide any debt or equity financing to be undertaken by our company (including any affiliates) that is for capital raising purposes on the same terms as may be bona fide offered by any lender or investor, except for certain exempt issuances or any commercial loans in the aggregate amounts of up to $1,500,000 from lenders which are regularly engaged in the making of commercial loans; (ii) we agreed not, without consent of the Lender, to issue any shares of our common stock at a price less than $1.10 per share or issue any securities convertible or exercisable into shares of our common stock with a conversion or exercise price less than $1.10 per share, other than certain exempt issuances; and (iii) the Lender will be entitled to designate a non-voting board observer.
Any Principal Amount, and any accrued but unpaid interest thereon, will be convertible into shares of our common stock by the Lender, at its option, at any time. The conversion is to occur at a conversion price of $1.00.
Upon the occurrence or existence of any event of default, all outstanding amounts payable by our company under the Loan Agreement may become immediately due and payable, without presentment, demand, protest or any other notice of any kind.
We agreed to indemnify the Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except by reason of the negligence or willful misconduct of the Lender) which may be imposed on, incurred by, or asserted against the Lender and arising by reason of any action or inaction or omission to do any act legally required of our company.

We issued and intend to issue these securities to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act of 1933.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this current report on Form 8-K is responsive to this item.
Item 3.02 Unregistered Sales of Equity Securities.
The information contained in Item 1.01 of this current report on Form 8-K is responsive to this item.
Item 9.01 Financial Statements and Exhibits
(d)       Exhibits

10.1    Loan Facility Agreement dated September 20, 2016 with Turnstone Capital Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALKALINE WATER COMPANY INC.

/s/ Richard A. Wright
Richard A. Wright
Vice-President, Chief Operating Officer, Secretary, Treasurer and Director

September 22, 2016

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